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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in this post-effective amendment No. 2 to the Registration Statement (Form S-3, No. 333-108246) and related Prospectus of Connetics Corporation for the registration of $90,000,000 of aggregate principal amount of 2.25% Convertible Senior Notes due May 30, 2008 and 4,203,450 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2004 (except for Note 18, as to which the date is March 4, 2004), with respect to the consolidated financial statements and schedule of Connetics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Palo Alto, California



May 18, 2004